Exhibit 99.5

Certain Risks Related to SES Holdings Pte. Ltd

All references to the “Company”, “SES”, “we”, “us” or “our” in this presentation refer to the business of SES Holdings Pte. Ltd. The risks presented below are certain of the risks related to the Company’s business, industry and ownership structure and are not exhaustive. The list below is qualified in its entirety by disclosures contained in further filings by the Company, or by third parties (including Ivanhoe Capital Acquisition Corp.) with respect to the Company, with the U.S. Securities and Exchange Commission (the “SEC”). These risks speak only as of the date of this presentation and we make no commitment to update such disclosure. The risks highlighted in further filing with the SEC may differ significantly from and will be more extensive than those presented below.

Risks Related to our Business Plan

•	We have a history of no revenues and of net losses. We expect to continue to incur losses for the foreseeable future, and we may never achieve or maintain profitability.

•	Our limited operating history makes it difficult to evaluate our current business and future prospects and the risk of your investment.

•	We have pursued and may continue to pursue joint development agreements and other strategic alliances and investments, which could have an adverse impact on our business if they are unsuccessful.

•	Our business plan assumes a multi-year roadmap for development and commercialization. We may encounter substantial delays in the design, manufacture, regulatory approval, and launch of our battery cells, which could prevent us from developing or commercializing any products on a timely basis, if at all.

•	We may not be able to establish supply relationships for necessary components or may be required to pay costs for components that are more expensive than anticipated, which could delay the introduction of our product and negatively impact our business.

•	The battery market continues to evolve and is highly competitive, and there are other battery manufacturers who have significantly greater resources than we do.

•	Certain components of our batteries pose safety risks that may cause accidents. We may be subject to financial and reputational risks due to product recalls and product liability claims, and we could face substantial liabilities that exceed our resources.

•	We rely on complex machinery for our operations and production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

•	If our batteries fail to perform as expected, our ability to develop, market and sell our batteries could be harmed.

•	We currently purchase certain key raw materials and components from third parties, some of which we only source from one supplier or from a limited number of suppliers.

•	If we fail to manage eventual growth effectively, then our business, results of operations and financial condition could be adversely affected.

•	We may incur significant costs based on the warranties we may supply in our products and services.

Risks Relating to the EV Industry

•	Our future growth and success depend on the willingness of commercial vehicle and specialty vehicle operators and consumers to adopt electric vehicles (“EVs”) over other fossil fuel alternatives.

•	If we are unable to integrate our products into vehicles manufactured by our customers, our results of operations could be impaired.

•	If we fail to keep up with rapid technological change and evolving industry standards with the EV battery market, our products may become obsolete and less marketable.

•	Our ability to market our products will depend on the establishment of charging station networks meeting the needs of our products.

Risks Relating to Intellectual Property

•	We rely heavily on our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.

•	We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

•	We may be subject to claims by third parties asserting that our employees, consultants, or contractors have wrongfully used or disclosed confidential information of third parties.

•	Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with the commercialization of our products.

•	We may have difficulties transferring and communicating technology globally, especially if communications and visa processes between the People’s Republic of China (the “PRC”) and other countries worsen.

Risks Relating to our Operations in PRC

•	We have manufacturing operations in the PRC and may not be able to protect our intellectual property rights in the PRC.

•	Any future revocation of approvals or any future failure to obtain approvals applicable to our business or any adverse changes in foreign investment policies of the PRC government may have a material adverse impact on our business, financial condition and results of operations.

•	Changes in the economic and political policies of the PRC government could have a material adverse effect on our business and operations.

Risks Related to Being a Singapore Company

•	It may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against us, our directors or our officers in Singapore.

•	We are incorporated in Singapore and our shareholders may have greater difficulty in protecting their interests than they would as shareholders of a corporation incorporated in the United States.

•	Under Singapore law, our directors have general authority to allot and issue new shares on terms and conditions and with any preferences, rights or restrictions as may be determined by our Board in its sole discretion.

Other Risks

•	Our operations expose us to litigation, environmental and other legal compliance risks.

•	The uncertainty in global economic conditions and the risks related to health epidemics, including the COVID-19 pandemic, could have a material adverse effect on our business and results of operations.

•	Our business depends substantially on the continuing efforts of our senior executives and other key personnel as well as the ability to attract, train and retain highly skilled employees and key personnel.

•	Our management has limited experience in operating a public company.

•	If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

•	If we experience a significant cybersecurity breach or disruption in our information systems or any of our partners’ information systems, our business could be adversely affected.

•	International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.

•	The SEC has recently issued guidance on the accounting treatment of warrants. Such guidance may require us to restate or revise our financial statements, make new SEC filings or file amendments to existing filings or amend certain provisions of our warrant agreement.

Risks Relating to our Organizational Structure and Governance

•	Following the closing of our initial business combination, our Chief Executive Officer may hold high-vote shares (including shares granted or otherwise issued to our employees in the future). We cannot predict the effect the dual-class share structure may have on the market price of our shares.

•	Our shareholders may not have procured the relevant governmental approvals for foreign exchange when they subscribed for our preferred shares.

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